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                                                                     Exhibit (J)

                            [LETTERHEAD OF KPMG LLP]


To the Board of Trustees and Shareholders of the Strategic Partners Opportunity Funds:

We consent to the use of our report dated April 19, 2004 with respect to the Strategic Partners Opportunity Funds (comprised of the Strategic Partners Focused Value Fund, Strategic Partners Focused Growth Fund, Strategic Partners New Era Growth Fund, and the Strategic Partners Mid-Cap Value Fund) (collectively the `Funds") incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.




/s/ KPMG LLP
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New York, New York
April 29, 2004